Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-99229 and 333-169965) of Twin Disc, Incorporated of our report dated June 9, 2017 relating to the financial statements and financial statement schedule of the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan which appears in this Form 11-K.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 9, 2017